EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CarMax, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333‑100311, 333-127486, 333-135701, 333-152717, 333-160912, and 333-183594) on Form S-8 of CarMax, Inc. of our report dated April 22, 2016, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 29, 2016 and February 28, 2015, and the related consolidated statements of earnings, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended February 29, 2016, and the effectiveness of internal control over financial reporting as of February 29, 2016, which report appears in the February 29, 2016 annual report on Form 10‑K of the Company.

/s/ KPMG LLP
Richmond, Virginia
April 22, 2016